Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR THIRD QUARTER 2011

– Guidance Achieved on All Metrics –

– Increased Hospitality Revenue Per Room –

– Positive Net Income Delivered –

SIOUX FALLS, SD, October 25, 2011 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $106.8 million compared to $113.8 million in the third quarter of 2010. Operating Income increased 30.5% to $8.9 million versus $6.8 million during last year’s third quarter. Net income attributable to common stockholders was a positive $0.02 per share, a significant improvement over the $(0.12) per share loss during the third quarter of 2010. Adjusted Operating Cash Flow(1) for the quarter was $27.0 million, which was at the high end of the Company’s guidance range of $24 million to $27 million.

The following financial highlights are in thousands, except per share data:

	Three Months Ended September 30,
	2011	2010
Total revenue	$106,847	$113,794
Income from operations	8,879	6,804
Net income (loss)	2,044	(1,674)
Net income (loss) attributable to common stockholders	607	(3,111)
Net income (loss) per common share (basic and diluted)	$0.02	$(0.12)
Adjusted Operating Cash Flow	$27,010	$27,893

(1)

Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

LodgeNet Q3 2011 Earnings 2-2-2-2

“We continued to deliver solid financial results in the quarter, all in line with our guidance,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Two metrics were of particular significance. Hospitality revenue per room increased for the first time since the start of the economic recession; and, we generated positive net income based on our operating activities, a landmark result since the time of our strategic acquisitions in early 2007. We believe both of these milestones reflect the highly strategic position we occupy within the entertainment distribution industry as well as the value of our unparalleled market share in serving hotels across North America.”

Key Highlights:

Revenue per Room Trend Turns Positive: Hospitality revenue per room for the quarter improved 1.3% versus last year, reversing a trend that has impacted the company since the beginning of the economic recession in 2008. This inflection point was the result of several internal initiatives as well as certain macro issues which impact our business:

•

VOD 2.0: Our merchandising initiatives for our video on demand service continued to attract new buyers and increase Hollywood movie revenue per room with innovative marketing and tiered pricing. The enhanced marketing programs, deployed in 1.1 million rooms, continue to increase browsing activity by 20% to 25%, lift buy rates by 10% to 15%, and improve theatrical revenue by approximately 5%. We also benefitted from more popular theatrical content being within our premium VOD window this year as revenue from the top 5 Hollywood blockbusters increased nearly $700,000 versus the prior year.

•

Diversified Hotel Services: Revenue from the sale of TV programming, Broadband Services, Advertising and System Sales increased 10.4% per room. Every product line generated revenue per room growth vs. last year as we continue to leverage our extensive VOD room base to sell complementary services that benefit our hotel partners and drive incremental cash flows for LodgeNet.

Company Generates Positive Net Income: LodgeNet delivered over $600,000 of Net Income available to Common Shareholders during the third quarter. Our improved bottom line performance was the result of a more diversified and stabilizing revenue stream and our continued focus on reducing operating expenses, including depreciation expense. Over the last three years we have driven down the amount of capital we invest to upgrade an analog room to our higher generating high definition platform by over 50%, which has driven a corresponding decrease in our Depreciation and Amortization expense. In addition to this significant capital reduction, our strategic growth initiatives focused on selling more services and systems to hotels and hospitals, require significantly less capital, all of which will benefit both our cash flow and bottom line profitability going forward.

High Definition and Envision Room Growth Continues: During the third quarter, 8,800 additional rooms were installed with our High Definition “HD” interactive systems. Our HD platform continues to generate over 60% more revenue than our analog base. HD systems are now installed in over 290,000 rooms or 19% of our room base. The cost per room to upgrade these rooms to HD continues its significant decline. The average investment in the third quarter was $135 per room, a reduction of nearly 30% versus last year. During the third quarter, the number of rooms installed with the new Envision software increased to over 5,000 rooms. By subscribing to our Envision Apps, hotels can leverage the power of our interactive system to enhance their brand messaging, generate incremental cash flows from operational savings and higher revenues from guest services, in addition to providing a wide array of guest information. The enhanced interactive platform, launched earlier this year, has been well received by the hospitality sector and is being installed in marquee properties within the Four Seasons, Hilton, Hyatt, Joie de Vivre, Kimpton, Marriott and Starwood brands. We have over 14,000 additional rooms contracted to be installed with the Envision software. Presently over one-third of these hotels are subscribing to one or more Envision Apps at an average monthly rate of over $3.00 per room.

Product Innovation Continues: LodgeNet hosted its 4th Annual Customer Technology Symposium (CTS) at the Hyatt Regency O’Hare in suburban Chicago. The event, entitled “Connecting Guests: Any Screen. Any Time,” brought together industry-leading experts from a broad range of perspectives to help hoteliers understand how emerging technologies are affecting hotel operations and the guest experience in the “4-screen” world of interactive television, laptops, iPads/tablets and smartphones, so they can develop sound strategies for the future. At the conference, LodgeNet announced it had joined the Digital Entertainment Content Ecosystem (DECE). As part of DECE, LodgeNet aligns itself with more than 75 leading companies who have come together to create and operate UltraViolet(TM) a groundbreaking, open cloud-based ecosystem that allows consumers to create personal digital video libraries, with the freedom to access movies and TV shows both at home and on-the-go, across multiple devices.

Signed Starwood Agreement: In July, LodgeNet announced the extension of its strategic alliance with Starwood Hotels & Resorts Worldwide, Inc. with the signing of a new multi-year agreement. The agreement grants LodgeNet a preferred provider status for its offerings to Starwood hotels for its new HD Envision platform, free-to-guest television programming, professional customization and technical services.

LodgeNet Q3 2011 Earnings 3-3-3-3

“We are very encouraged by our third quarter performance,” said Frank P. Elsenbast, LodgeNet Senior Vice President and CFO. “In addition to the revenue and growth highlights discussed above, we also continued to reduce our cost structure and realized another quarter of double-digit reductions in our operating expenses. Our focus will continue to be on upgrading our analog base to the higher revenue generating HD interactive systems, layering high margin Envision Apps into those systems and driving our other growth initiatives such as Healthcare, which grew revenue by 17% during this quarter.”

RESULTS FROM OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2011 VERSUS

THREE MONTHS ENDED SEPTEMBER 30, 2010

Total revenue for the third quarter of 2011 was $106.8 million, a decrease of $6.9 million or 6.1%, compared to the same period of 2010. Guest Entertainment revenue decreased $8.1 million, partially offset by a $1.2 million increase from our non-Guest Entertainment products and services. The decrease in Guest Entertainment revenue resulted primarily from a 7.8% reduction in the average number of Guest Entertainment rooms served and a 5.2% decline in Guest Entertainment revenue per room. The rooms removed from our base during the quarter generated 37% lower revenue than our average room. The vast majority of these rooms did not switch to a different iTV provider, but were smaller hotels that chose to limit their media offering to only free TV content. Guest Entertainment revenue per room benefited from an increase in the sale of theatrical movies due to our VOD 2.0 marketing initiatives and more popular Hollywood content. This improvement was offset by a decline in revenue from non-theatrical movies, TV on-demand programming, music, TV internet access and video games. On a per room basis, total Hospitality and Advertising Services revenue was 1.3% higher than last year’s third quarter, driven by a 10.4% increase in revenue generated from non-Guest Entertainment services. Hotel Services revenue was $33.6 million in the third quarter, a 7.2% increase versus last year on a revenue per room basis, driven primarily from price increases on cable television programming versus the prior year. System Sales & Related revenue per room improved 19.1%, driven primarily by programming fees, equipment sales and fees related to the early termination of a group of limited service hotels that elected to only provide free TV content. Additionally, our Healthcare subsidiary generated $2.6 million of revenue during the third quarter, an increase of $0.4 million or 16.7%, related to an increase in the number of beds receiving our recurring services as well as higher revenue on current quarter system sales and installations. The backlog of healthcare installations includes seven facilities.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $4.3 million or 6.6%, to $60.0 million in the third quarter of 2011 as compared to $64.3 million in the third quarter of 2010. Direct costs declined primarily due to lower sales volume in our Guest Entertainment and Hotel Services product lines. Additionally, connectivity costs were lower as a result of bandwidth re-provisioning and renegotiating certain supplier agreements. Advertising Services fixed costs remained stable quarter over quarter. Gross margin improved to 43.8% for the third quarter of 2011 as compared to 43.5% for the third quarter of 2010

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $2.4 million or 10.6%, to $20.1 million in the third quarter of 2011 as compared to $22.5 million in the third quarter of 2010. Factors driving the improvement period over period include reduced system repair costs, professional services expenses, property taxes, and administrative labor from the workforce reductions instituted at the beginning of the year. Depreciation and Amortization expenses decreased 15.2%, to $17.1 million in the third quarter of 2011 as compared to $20.1 million in the third quarter of 2010. The decline was due to older assets becoming fully depreciated, lower cost systems being installed and the reduction in capital investments levels over the past years.

As a result of factors described above, Operating Income increased $2.1 million or 30.5% to $8.9 million in the third quarter of 2011 as compared to $6.8 million in the third quarter of 2010. Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure, decreased to $27.0 million for the third quarter of 2011 as compared to $27.9 million in the third quarter of 2010. As a percent of revenue, AOCF margin increased to 25.3% this quarter versus 24.5% for the prior year quarter.

Outstanding debt was $365.6 million at the end of third quarter of 2011 compared to $390.5 million at the end of third quarter of 2010. Cash as of September 30, 2011 was $17.8 million as compared to $8.1 million on September 30, 2010. Interest expense decreased $1.7 million or 21.4% to $6.4 million in the third quarter of 2011 versus $8.1 million in the third quarter of 2010. Our average interest rate for the third quarter of 2011 was 6.6% vs. 7.5% last year.

Net income attributable to common stockholders was $607,000 for the third quarter of 2011, a 119.5% improvement compared to a net loss of $(3.1) million in the prior year quarter. Net income per share attributable to common stockholders was $0.02 for the third quarter of 2011 (basic and diluted) versus a net loss per share of $(0.12) in the third quarter of 2010 (basic and diluted).

LodgeNet Q3 2011 Earnings 4-4-4-4

For the third quarter of 2011, cash provided by operating activities was $13.4 million as compared to $20.0 million in the third quarter of 2010. The reduction in 2011 cash flow was driven by a $7.2 million change in working capital as accounts payable balances are returning to more normalized levels. Cash used for capital investments was $6.1 million during the third quarter of 2011 compared to $4.7 million in the third quarter of 2010. During the quarter, the Company installed and converted 11,091 digital rooms, primarily High Definition interactive rooms, as compared to 7,552 rooms during the third quarter of 2010. Quarter over quarter, the average capital per High Definition room declined 29.3%, to $135 per room. The decrease in the average cost per HD room was primarily driven by lower component costs, reduced overhead burden and installations at larger hotels.

Outlook

For the fourth quarter of 2011, LodgeNet expects to report revenue in the range of $100 million to $104 million. This guidance reflects a -5% to 0% decline in Guest Entertainment revenue and an increase of more than 10% in other Hospitality revenues, both on a per room basis. Additionally, we expect Adjusted Operating Cash Flow to be in a range from $22.0 million to $25.0 million and Net Income (Loss) per common share in a range from $(0.20) to $(0.08). The Company also expects to install approximately 15,000 HD Envision rooms in the fourth quarter.

The Company will host a teleconference to discuss its results October 25, 2011, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

Special Note Regarding the Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow and Free Cash Flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs. Net Debt is our total outstanding debt less our cash. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. LodgeNet Interactive serves approximately 1.7 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband, Mobile and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet, the LodgeNet logo, Envision, and PowerPortal are trademarks or registered trademarks of LodgeNet Interactive Corporation.

Special Note Regarding Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our fourth quarter 2011 guidance, including revenue, Guest Entertainment revenue, Adjusted Operating Cash Flow, net loss per common share and anticipated HD Envision room installations, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit

LodgeNet Q3 2011 Earnings 5-5-5-5

facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

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LodgeNet Interactive Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)

	(Unaudited) September 30, 2011	(Audited) December 31, 2010
Assets
Current assets:
Cash	$17,772	$8,381
Accounts receivable, net	44,921	49,332
Other current assets	11,796	12,728

Total current assets	74,489	70,441
Property and equipment, net	124,051	156,917
Debt issuance costs, net	4,681	3,681
Intangible assets, net	93,457	99,005
Goodwill	100,081	100,081
Other assets	12,209	13,881

Total assets	$408,968	$444,006

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$49,129	$60,303
Current maturities of long-term debt	10,456	4,807
Accrued expenses	20,308	22,327
Fair value of derivative instruments	—	10,353
Deferred revenue	17,031	23,168

Total current liabilities	96,924	120,958
Long-term debt	355,149	368,832
Other long-term liabilities	7,945	8,565

Total liabilities	460,018	498,355

Commitments and contingencies
Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at September 30, 2011 and December 31, 2010, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,209,580 and 25,088,539 shares outstanding at September 30, 2011 and December 31, 2010, respectively	252	251
Additional paid-in capital	385,847	388,961
Accumulated deficit	(439,684)	(437,896)
Accumulated other comprehensive income (loss)	2,534	(5,666)

Total stockholders’ deficiency	(51,050)	(54,349)

Total liabilities and stockholders’ deficiency	$408,968	$444,006

The accompanying notes are an integral part of these consolidated financial statements.

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LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Hospitality and Advertising Services	$104,199	$111,524	$313,423	$338,681
Healthcare	2,648	2,270	7,788	6,236

Total revenues	106,847	113,794	321,211	344,917

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	58,615	63,180	176,555	190,622
Healthcare	1,421	1,100	3,871	3,170
Operating expenses:
System operations	9,768	10,674	29,569	31,816
Selling, general and administrative	10,326	11,797	30,854	36,226
Depreciation and amortization	17,075	20,141	54,499	63,238
Restructuring charge	732	101	1,896	343
Other operating expense (income)	31	(3)	9	2

Total direct costs and operating expenses	97,968	106,990	297,253	325,417

Income from operations	8,879	6,804	23,958	19,500
Other income and (expenses):
Interest expense	(6,379)	(8,120)	(25,012)	(25,515)
Loss on early retirement of debt	—	(137)	(158)	(898)
Other (expense) income	(166)	5	149	232

Income (loss) before income taxes	2,334	(1,448)	(1,063)	(6,681)
Provision for income taxes	(290)	(226)	(725)	(640)

Net income (loss)	2,044	(1,674)	(1,788)	(7,321)
Preferred stock dividends	(1,437)	(1,437)	(4,312)	(4,312)

Net income (loss) attributable to common stockholders	$607	$(3,111)	$(6,100)	$(11,633)

Net income (loss) per common share (basic)	$0.02	$(0.12)	$(0.24)	$(0.48)

Net income (loss) per common share (diluted)	$0.02	$(0.12)	$(0.24)	$(0.48)

Weighted average shares outstanding (basic)	25,209,580	25,022,118	25,061,417	24,263,536

Weighted average shares outstanding (diluted)	25,407,404	25,022,118	25,061,417	24,263,536

The accompanying notes are an integral part of these consolidated financial statements.

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LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net loss	$(1,788)	$(7,321)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,499	63,238
Unrealized (gain) loss on derivative instruments	(1,511)	1,688
Loss on early retirement of debt	158	898
Share-based compensation and restricted stock	1,192	1,348
Other, net	461	265
Change in operating assets and liabilities:
Accounts receivable, net	2,600	(1,564)
Other current assets	831	(1,906)
Accounts payable	(11,078)	19,668
Accrued expenses and deferred revenue	(5,053)	662
Other	709	(1,838)

Net cash provided by operating activities	41,020	75,138

Investing activities:
Property and equipment additions	(16,712)	(13,703)

Net cash used for investing activities	(16,712)	(13,703)

Financing activities:
Repayment of long-term debt	(8,025)	(83,740)
Payment of capital lease obligations	(564)	(804)
Borrowings on revolving credit facility	60,000	25,000
Repayments of revolving credit facility	(60,000)	(25,000)
Debt issuance costs	(2,438)	—
Proceeds from investment in long-term debt	469	4,889
Proceeds from issuance of common stock, net of offering costs	—	13,658
Payment of dividends to preferred shareholders	(4,312)	(4,312)
Exercise of stock options	7	49

Net cash used for financing activities	(14,863)	(70,260)

Effect of exchange rates on cash	(54)	(76)

Increase (decrease) in cash	9,391	(8,901)
Cash at beginning of period	8,381	17,011

Cash at end of period	$17,772	$8,110

The accompanying notes are an integral part of these consolidated financial statements.

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LodgeNet Interactive Corporation and Subsidiaries

Supplemental Data

	3rd Qtr ‘11	2nd Qtr ‘11	1st Qtr ‘11	4th Qtr ‘10	3rd Qtr ‘10
Room Base Statistics
Total Rooms Served (1)	1,693,745	1,753,132	1,797,336	1,829,712	1,852,161
Total Guest Entertainment Rooms (2)	1,551,204	1,608,079	1,649,296	1,680,322	1,706,884
Total HD Rooms (3)	294,396	285,626	273,309	270,384	254,233
Percent of Total Guest Entertainment Rooms	19.0%	17.8%	16.6%	16.1%	14.9%
Total Television Programming (FTG) Rooms (4)	960,965	989,133	1,013,551	1,030,437	1,051,264
Percent of Total Guest Entertainment Rooms	61.9%	61.5%	61.5%	61.3%	61.6%
Total Broadband Internet Rooms (5)	150,581	164,812	171,713	178,047	185,153
Percent of Total Rooms Served	8.9%	9.4%	9.6%	9.7%	10.0%
Revenue Per Room Statistics (per month)
Hospitality and Advertising Services
Guest Entertainment	$11.88	$11.56	$11.79	$11.55	$12.53
Hotel Services	7.03	6.98	6.93	6.59	6.56
System Sales and Related Services	2.43	2.09	1.94	1.96	2.04
Advertising Services	0.50	0.46	0.51	0.54	0.42

Total Hospitality and Advertising Services	21.84	21.09	21.17	20.64	21.55
Based on average Guest Entertainment rooms
Summary Operating Results
(Dollar amounts in thousands)
Hospitality and Advertising Services Revenue:
Guest Entertainment	$56,691	$56,691	$58,922	$58,738	$64,833
Hotel Services	33,555	34,173	34,679	33,526	33,951
System Sales and Related Services	11,587	10,270	9,700	9,960	10,546
Advertising Services	2,366	2,255	2,534	2,749	2,194

Total Hospitality and Advertising Services	104,199	103,389	105,835	104,973	111,524
Healthcare	2,648	3,246	1,894	2,282	2,270

Total Revenue	$106,847	$106,635	$107,729	$107,255	$113,794
Adjusted Operating Cash Flow (6)	$27,010	$26,419	$27,938	$24,642	$27,893
Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)
Adjusted Operating Cash Flow	$27,010	$26,419	$27,938	$24,642	$27,893
Depreciation and Amortization	(15,344)	(16,052)	(17,714)	(18,048)	(18,191)
Amortization of Acquired Intangibles	(1,731)	(1,731)	(1,927)	(1,950)	(1,950)
Share Based Compensation and Restricted Stock	(324)	(455)	(414)	(413)	(389)
Restructuring Charge	(732)	(3)	(1,160)	(79)	(101)
Debt Issuance Costs	—	—	178	(242)	(458)

Income From Operations	$8,879	$8,178	$6,901	$3,910	$6,804

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.
[2]	Guest Entertainment rooms, of which 90% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.
[3]	HD rooms are equipped with high-definition capabilities.
[4]	Television programming (FTG) rooms receiving basic or premium television programming.
[5]	Represents rooms receiving high-speed Internet service included in total rooms served.
[6]

Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.